Exhibit 21
POLYMER GROUP, INC.
LIST OF SUBSIDIARIES OF THE COMPANY

The following comprises a list of subsidiaries of the Company as of December 28, 2013:

Boddingtons International Limited	Fiberweb UK Limited
Bonlam, S.A. de C.V.	Fiberweb US Holdings Limited
Bonlam Holdings B.V.	Fiberweb USA Holdings, Inc.
Chicopee Asia, Limited	Fiberweb Washougal, Inc.
Chicopee Holdings B.V.	Fiberweb, Inc.
Chicopee Holdings C.V.	Geca-Tapes B V
Chicopee, Inc.	Geca-Tapes (S) Pte Ltd
Cordustex (PTY) Limited	Korma SpA
Cordustex Manufacturing (PTY) Limited	Nanhai Nanxin Non-Woven Co. Ltd.
Difco Performance Fabrics Inc.	Old Hickory Steamworks, LLC
Dominion Textile (USA), L.L.C.	PGI Acquisition Limited
Dominion Textile Inc.	PGI Argentina S.A.
Dominion Textile Mauritius Inc.	PGI Colombia LTDA
DT Acquisition Inc.	PGI Europe, Inc.
Fabrene, Inc.	PGI France SAS
Fabrene, L.L.C.	PGI France Holdings SAS
Fiberweb (Tianjin) Specialty Nonwovens Company Limited	PGI Holdings B. V.
Fiberweb Aschersleben GmbH	PGI Netherlands Holdings B.V.
Fiberweb Asia Pacific Limited	PGI Neunkirchen GmbH
Fiberweb Berlin GmbH	PGI Non-Woven (Foshan) Co., Ltd.
Fiberweb Brazil Limited	PGI Nonwovens B.V.
Fiberweb Emo d'isola Srl	PGI Nonwovens (China) Co., Ltd.
Fiberweb France SAS	PGI Nonwovens Limited
Fiberweb Geo GmbH	PGI Nonwovens (Mauritius)
Fiberweb Geos, Inc.	PGI Nonwovens Switzerland Sarl
Fiberweb Geosynthetics Limited	PGI Polimeros Do Brasil S.A.
Fiberweb Geosynthetiques Sarl	PGI Polymer, Inc.
Fiberweb Holding Deutschland GmbH	PGI Spain S.L.U.
Fiberweb Holdings, Inc.	Polymer Group Holdings C.V.
Fiberweb Holdings, Ltd	Pristine Brands Corporation
Fiberweb Industrial Textiles Corporation	Tesalca Polska SP. ZO.O
Fiberweb Italia SpA	Terram Defencell Limited
Fiberweb Joint Venture 1 Limited	Terram Geosynthetics Private Limited
Fiberweb Joint Venture 2 Limited	Terram Limited
Fiberweb Ltd	Tubex Limited
Fiberweb Technical Fabrics (Shanghai) Company Limited	Tubex Retail Limited